Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement on Amendment No.7 to Form S-4 of our report dated March 29, 2024, which includes an explanatory paragraph regarding the Achari Ventures Holdings Corp. I’s ability to continue as a going concern, relating to the financial statements of Achari Ventures Holdings Corp. I, as of and for the years ended December 31, 2023, and 2022, which is contained in that Prospectus. We also consent to the reference to our Firm under the caption “Experts” in the Prospectus.

New York, New York July 18, 2024

WithumSmith+Brown, PC 1411 Broadway, 9th Floor, New York, New York 10018-3496 T (212) 751 9100 F (212) 750 3262 withum.com

AN INDEPENDENT MEMBER OF HLB - THE GLOBAL ADVISORY AND ACCOUNTING NETWORK